Exhibit 10.10
Spatializer Audio Laboratories, Inc.
Corporate Headquarters
2025 Gateway Place, Suite 365 West Wing • San Jose, CA 95110
Tel 408.453.4180 • Fax 408.437.5787
January 6, 2006
Henry R. Mandell
14216 Huron Court
Moorpark, California 93021
Dear Henry:
     As you know, Spatializer Audio Laboratories, Inc. (the “Company”) has engaged Strategic Equity Group to explore a possible sale, or strategic alliance that may result in the sale, of the assets and/or the stock of the Company. Although you had indicated your desire to leave the employ of the Company, the Company very much wants you to continue to render services to the Company to assist the Company in its transition. The purpose of this letter is to set forth the terms of the agreement we have reached with respect to your continued employment with the Company. That agreement is as follows:
     1. You shall be employed by the Company, on the terms and conditions herein contained, from the date hereof and continuing for a period not to exceed the first to occur of (a) the date of consummation of a Sale of the Business (as hereinafter defined); (b) the expiration, termination or non-renewal of the directors’ and officers’ insurance policy of the Company under which you are covered as a director and officer of the Company; and (c) June 30, 2006 (the “Term”).
     2. During the Term, you will continue as Secretary and Chairman of the Board of Directors of the Company and as an employee thereof; provided, however, that the services to be rendered by you during the Term shall include only the following (the “Services”): assisting in a Sale of the Business (including a sale of the stock or assets of the Company) or entering into a strategic alliance or other extraordinary transaction between the Company and a third party; coordinating due diligence and documentary activities in connection with the foregoing; supervising preparation of financial statements and records; reviewing and authorizing day to day disbursements; reviewing and responding to certain Company mail, correspondence or emails; supervising all of the Company’s licensing and business activities; handling stockholder communications; eliminating redundant and/or unnecessary expenses or commitments; conferring with the Company’s principal engineer by telephone on any matters of concern; and taking such other customary actions on behalf of the Company that you deem reasonably necessary to advance the interests of the Company and its stockholders. The Company agrees that you may provide the Services in person, by telephone, email or otherwise as you see fit, whether during, before or after normal business hours and/or on weekends. The Company understands and agrees that you may be employed by another person or entity during the Term and that the Services to be provided hereunder shall not be of a nature or duration so as to interfere with said employment or to unduly burden you during normal business hours.
     3. During the Term, the Company shall provide you with the following compensation, subject in all cases to payroll tax and other applicable withholding, and benefits.

          (a) During the Term, in payment for your Services, the Company will pay you the following compensation at the following times:
               (i) a one time lump sum incentive payment of $35,733.33, which payment is being paid concurrently herewith, receipt of which is hereby acknowledged by you, which payment is being paid in lieu of severance pay, if any, to which you otherwise may have been entitled, it being understood that you shall not be entitled to any severance pay upon termination of your employment on or after the date hereof;
               (ii) a monthly salary of $5,000 per month, such salary to be paid in accordance with the normal payroll practices of the Company, such salary to commence with January 2006 and to continue through the termination of your employment as herein provided;
               (iii) for assisting in the preparation of the Company’s Annual Report on Form 10-K to be filed with the Securities and Exchange Commission (the “Commission”) with respect to the fiscal year ended December 31, 2005, a bonus of $10,000, such bonus to be due upon the filing of such Form 10-K (provided such assistance has been provided, such amount shall be due to you regardless of whether the Form 10-K is filed before or after termination your employment);
               (iv) for assisting in the preparation of any of the Company’s Quarterly Reports on Form 10-Q to be filed with the Commission with respect to any fiscal quarter ending after December 31, 2005, a bonus of $5,000 for each such Quarterly Report on Form 10-Q upon which you so assist, such bonus to be due upon the filing of such each such Form 10-Q (provided such assistance has been provided, such amount shall be due to you regardless of whether any such Form 10-Q is filed before or after termination your employment); and
               (v) in the event that the Company consummates any one or more Sales of the Business (including for these purposes a sale of the stock of the Company, regardless of whether of not the assets of the Company are sold prior thereto or in connection therewith), a bonus in an amount equal to three and one-half percent (3.5%) of the gross proceeds from such Sale of the Business, but in no event shall such bonus exceed $150,000 in the aggregate, such bonus to be paid concurrently with the consummation of such Sale of the Business (or, to the extent any portion of the consideration payable in the Sale of the Business transaction is contingent upon any future events or is deferred, then the portion of the bonus based on such contingent or deferred consideration shall be paid when such contingent or deferred consideration is actually paid to the Company or its stockholders or other parties, regardless of whether such amount is actually paid before or after termination of your employment). Notwithstanding anything else to the contrary in this Agreement, it is the intention of the parties that regardless of the earlier termination of your employment or the expiration of this Agreement, the Company shall continue to be obligated to pay you the bonus provided for in this clause (v) if a Sale of the Business occurs, or a definitive agreement or a letter of intent with respect to a Sale of the Business in entered into which subsequently results in a Sale of the Business, on or prior to December 31, 2006 with or to any of the persons or entities introduced to the Company or any agent thereof by you on or prior to the expiration of the Term of this Agreement or the termination of your employment by the Company. This Section 3(a)(v) shall survive expiration of the Term of this Agreement or the termination of your employment by the Company.
          (b) For purposes of this Agreement, “Sale of the Business” shall have the same meaning as a “Sale” as defined in that certain agreement between the Company and Strategic Equity Growth, dated as of October 12, 2005, and, in addition thereto shall include any sale of the Company as a “shell public company” whether before, after or in connection with any disposition of all or substantially all of the assets of the Company, or any new perpetual license of the Company technologies to one or more parties in conjunction with Sale of the Business.
          (c) From the date here and while employed by the Company, you will be entitled to participate in such employee benefit plans or programs, including health insurance coverage, as may be made available by the Company from time to time subject to the eligibility rules and regulations applicable to each benefit plan or program. The Company retains sole discretion to change, eliminate, or expand any employee benefit plans and programs offered.
          (d) Subject to approval of classes or categories of reimbursable expenses and Company policies regarding same, as established by the Company from time to time, the Company will reimburse you for all reasonable, actual and necessary business expenses that are incurred directly for the benefit of the Company while providing services to it. Reimbursement will be made after presentation of documentation in a form sufficient to permit the Company to determine the necessity and reasonableness of the expense, to comply with all governmental reporting requirements, and to substantiate the Company’s right to claim income tax deductions for such expenses.
     4. During the Term and notwithstanding Section 1 above, the Company may terminate your employment for any reason provided that, if such termination is not in accordance with Section 1 above, then concurrently with and upon the effective date of such termination, the Company pays you, in one lump sum payment, any portion of the salary and other amounts earned but are unpaid through the effective date of such termination and thereafter pays such amounts, if any, as may subsequently become due and payable under Sections 3(a)(iii), (iv) and (v) of this Agreement. You may resign your employment with the Company at any time, and upon such resignation the Company shall pay you all sums then due and owing under this Agreement, including amounts subsequently due and payable under Sections 3(a)(iii), (iv) and (v) of this Agreement. This Section 4 shall survive expiration of the Term of this Agreement or the termination of your employment by the Company.
     5. You acknowledge that this Agreement and the duties to be performed under it do not violate any contract to which you are a party or the policies of any other employer by whom you may be employed during the Term.
     6. During the Term:
          (a) Except as may be required in carrying out your duties under this Agreement, you shall not, directly or indirectly, within the geographic areas in which the Company currently conducts its business, carry on or engage in any business that is directly competitive with the business of the Company, either individually or with any other person, whether as a proprietor, partner, member, joint venturer, employee, agent, independent contractor, officer, director, shareholder (other than as a holder of less than ten percent (10%) of the voting stock or other securities of a publicly traded company), investor, or lender. Notwithstanding the provisions of the preceding sentence, you shall not be prohibited by this Agreement from engaging in any business that is not directly competitive with the business of the Company as conducted by the Company as of the date hereof; and
          (b) Without first obtaining the consent of the Company, which consent may be withheld by the Company in its reasonable discretion, you shall not (i) for yourself or for any entity with which you are affiliated, solicit or entice, or attempt to solicit or entice, any employee of the Company to leave the employment of the Company or hire any employee of the Company who has voluntarily left employment with the Company; or (ii) except as requested by the Company pursuant hereto, solicit (for yourself or for any person or entity with whom you are affiliated) any business that would be competitive with the business of the Company from any present customer or any person or entity who becomes a customer of the Company prior to the termination of your employment hereunder or request any such customer to curtail or cancel its business relationship with the Company (except as may be required in the carrying out of your duties hereunder)..
     7. The parties agree that:
          (a) Your employment by the Company is such that you had and will continue to have access to Confidential Information (as defined below). You will not divulge or communicate to any person (except in performing his duties under this Agreement) or use for your own purpose any Confidential Information. All documents and objects embodying Confidential Information made, compiled, received, held or used by you while employed by the Company in connection with the business of the Company will be and remain the Company’s property and will be delivered by you to the Company upon the termination of your employment or at any earlier time requested in writing by the Company. The term “Confidential Information” means manufacturing and marketing data, trade secrets, customer lists and lists of customer sources and any other information marked “confidential”; provided, however, that “Confidential Information” shall not include information that (i) is or becomes generally available to the public other than as a result of disclosure by you, (ii) is generally known in the industry in which the Company transacts business, (iii) must be disclosed under federal or state securities laws or regulations, or (iv) must be disclosed, upon advice of counsel, in order to comply with other applicable laws or regulations or with any requirements imposed by judicial or administrative process, provided, in this latter case, you shall give the Company two days’ notice prior to making such disclosure.
          (b) Any breach or threatened breach by you of any obligation set forth in subparagraph (a) of this Section 7 would cause great and irreparable harm to the Company for which there would be no adequate remedy at law. Therefore, in addition to any other rights or remedies the Company may have, the parties agree that if you breach or threaten to breach any obligation set forth in such subparagraph, the Company will be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages, posting a bond or making any undertaking.
          (c) Nothing herein is intended to supersede, modify or amend any confidentiality agreement, proprietary information and/or other similar agreement between you and the Company (including such provisions as are set forth in the Employment Agreement, as hereinafter defined) to the extent that the provisions hereof are less restrictive than those set in such agreements, each of which agreements is, subject to Section 14 hereof, hereby confirmed in all respects and shall remain in full force and effect in accordance with its respective terms.
     8. This Agreement shall be binding upon and shall inure to the benefit of the Company and you and your respective heirs, legal representatives, successors and assigns, provided, that, neither you nor the Company may make any assignments of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party hereto.
     9. This Agreement, and the agreements referred to in Section 7(c) above, contain the entire understanding between the Company and you with respect to the matters referenced herein and supersedes any and all agreements, either oral or in writing, between the parties hereto with respect to such matters. You and the Company each acknowledge that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which is not embodied herein.

     10. This Agreement cannot be modified or changed except by an instrument in writing, signed by both parties to the Agreement.
     11. This Agreement is entered into in the State of California and shall be construed and interpreted in accordance with its law. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties. Paragraph headings contained in this Agreement are for convenience only and shall not be considered for any purpose in construing the Agreement.
     12. The waiver by either party hereto of any breach or violation of any provision of this Agreement by the other party shall not operate as or be construed to be a waiver of any subsequent breach by such waiving party.
     13. In the event of invalidity or unenforceability of any one or more provisions of this Agreement, such invalidity or unenforceability shall not affect the validity or enforceability of the other provisions hereof and such other provisions shall be deemed to remain in full force and effect.
     14. We hereby agree that Sections 1 through 4 and Sections 6 through 8 of that certain Employment Agreement, effective as of November 12, 1999, between you and the Company, as such Sections of, and the Employment Agreement itself, have been amended to date (such Employment Agreement, as amended to date, is referred to herein as the “Employment Agreement”) are hereby terminated and of no further force and effect as of the date hereof (which sections include, among other things, provisions relating to your compensation, benefits and severance pay) but we hereby confirm that Section 5 and Sections 9 through 21 of the Employment Agreement are not being amended or terminated hereby and shall remain in full force and effect in accordance with the terms thereof.
     If the foregoing accurately sets forth your understandings of our agreement, please sign and return to me the enclosed copy of this Agreement.

Spatializer Audio Laboratories, Inc.

By:	/s/ CarloCivelli

Acknowledge and Agreed as of January 6, 2006:

/s/ Henry R. Mandell Henry R. Mandell